Sino Clean Energy, Inc. Announces Receipt of Additional Staff Determination from NASDAQ

XI'AN, China, August 24, 2012 — Sino Clean Energy Inc. (NASDAQ: SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in China, today announced that the Company received a second letter from NASDAQ Stock Market LLC (“NASDAQ”) on August 21, 2012. The letter alleged violation by the Company of Listing Rule 5250(c)(1) as a result of delayed filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012. The letter claimed the violation as an additional basis for delisting Sino Clean Energy’s securities from the NASDAQ Global Market and stated that a NASDAQ Hearings Panel (the “Panel”) would consider this matter in rendering a determination regarding the Company’s continued listing on the NASDAQ market.

Pursuant to Listing Rule 5810(d), the Company intends to present its views with respect to this additional deficiency at its Panel hearing on September 13, 2012. At the same time, pursuant to Listing Rule 5815(a)(1)(B), Sino Clean Energy also intends to submit a written request for a further stay, to be delivered to the NASDAQ Staff no later than August 28, 2012.

As previously announced, the Company strongly disagrees with NASDAQ’s rationale for delisting Sino Clean Energy’s securities as described in NASDAQ’s determination letter dated August 7, 2012, and has requested to appeal NASDAQ’s delisting determination at the Panel hearing to be held on September 13, 2012. The Company will keep the market informed of any material developments regarding the Panel hearing and the filing with the SEC of the Company’s Second Quarter Report.

About Sino Clean Energy

Sino Clean Energy is one of the top producers of coal-water slurry fuel ("CWSF") by sales in China, according to data provided in Frost & Sullivan’s 2010 Chinese CWSF market report. A leader in developing CWSF as a cleaner alternative to burning coal aggregate in heating, industrial and power generation for residential and industrial applications, the Company has production lines located in Shaanxi, Liaoning, and Guangdong provinces. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Contact Information

Sino Clean Energy Inc.

Jing Li, Assistant to the CEO

Phone: +86-29-8844-7960 ext. 802

Email: Jing.Li@sinocei.net

ICR Inc.

Rob Koepp

Phone: +86-10-6583-7516 or +1-646-328-2526

E-mail: SCEI@icrinc.com